Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Albireo Pharma, Inc. of our reports dated March 27, 2018, with respect to the consolidated financial statements of Albireo Pharma, Inc. and the effectiveness of internal control over financial reporting of Albireo Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 9, 2018